Exhibit 23.1 Consent of Independent Registered Accounting Firm.
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-78716) pertaining to the Incentive Bonus Plan and 1993 Non-Qualified Stock Option Plan of Diodes Incorporated,
(2) Registration Statements (Form S-8 Nos. 333-106775 and 333-124809) pertaining to the 2001 Omnibus Equity Incentive Plan of Diodes Incorporated, and
(3) Registration Statement (Form S-3 No. 333-137803) pertaining to convertible senior notes and common stock issuable by Diodes Incorporated;
of our report dated August 21, 2008, with respect to the consolidated financial statements of Diodes Zetex Limited included in this Current Report (Form 8-K/A) of Diodes Incorporated.
/s/ Ernst & Young llp
Manchester, England
August 21, 2008